Exhibit 99.1

Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com

For Immediate Release

MasTec Announces Strong Third Quarter 2021 Earnings Results

and Updates Annual Guidance

•	Record Third Quarter 2021 Revenue of Approximately $2.4 Billion, a 42% Increase Over Third Quarter Last Year

•

Third Quarter 2021 Results Include GAAP Net Income of $112.5 Million, Adjusted EBITDA of $278 Million, Diluted Earnings Per Share of $1.50, and Adjusted Diluted Earnings of $1.81 Per Share, Exceeding Guidance Expectations

•	Continued Strong Balance Sheet as of September 30, 2021, Ample Liquidity and Comfortable Leverage Metrics

•	Announces Fourth Quarter New Unsecured Revolving Credit Facility with Increased Facility Size and Improved Pricing

Coral Gables, FL (November 4, 2021) — MasTec, Inc. (NYSE: MTZ) today announced third quarter 2021 financial results and updated its guidance for the remainder of 2021.

Third quarter 2021 revenue was a record $2.4 billion, compared to $1.7 billion for the prior year period, a 42% increase. Third quarter 2021 GAAP net income was $112.5 million, or $1.50 per diluted share, $0.13 above expectation.

Third quarter 2021 adjusted net income and adjusted diluted earnings per share, both non-GAAP measures, were $135.6 million and $1.81, respectively, with adjusted diluted earnings per share exceeding the Company’s previously announced expectation by $0.10. Third quarter 2021 adjusted EBITDA, also a non-GAAP measure, was $278 million, or 11.6% of revenue, $11 million above expectation.

Record third quarter 18-month backlog as of September 30, 2021 was $8.5 billion, an increase of approximately $821 million compared to the same quarter last year, with record third quarter backlog across all non-Oil & Gas segments. Sequentially, third quarter consolidated backlog decreased approximately $685 million, comprised of $767 million in expected Oil & Gas segment backlog reductions partially offset by approximately $82 million in backlog increase in non-Oil & Gas segments, as MasTec continues to expand its business mix in the communications, clean energy and electrical grid markets.

Adjusted net income, adjusted diluted earnings per share and adjusted EBITDA, which are all non-GAAP measures, exclude certain items which are detailed and reconciled to the most comparable GAAP-reported measures in the attached Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures.

Jose Mas, MasTec’s Chief Executive Officer, commented, “End market opportunities across our non-Oil & Gas segments continue to develop and provide us significant growth opportunities as evidenced by our record non-Oil & Gas segment backlog. We remain confident that our diversified end market portfolio provides us a near term path towards reaching our $10 billion revenue goal, with strong adjusted EBITDA margin and cash flow performance.”

Mr. Mas continued, “Finally I would like to take the opportunity to thank the men and women of MasTec for their continued dedication and professionalism. The safety of our employees during these unprecedented times remains our primary focus, as we continually provide critical infrastructure services to our customers.”

George Pita, MasTec’s Executive Vice President and Chief Financial Officer noted, “Today we are also announcing a new unsecured credit facility, with a $250 million increase to $2.0 billion, improved pricing and the elimination of security requirements. I would like to thank our banking partners for their strong long-term support. During the third quarter, we continued our strong cash flow performance, reducing our net debt levels by approximately $80 million despite the working capital requirements associated with a sequential revenue increase of approximately $442 million. Our strong capital structure affords us ample financial flexibility to fund future strategic growth opportunities to maximize shareholder value.”

The Company is updating its guidance and now estimates 2021 annual revenue to approximate $8.0 billion, with 2021 annual GAAP net income and diluted earnings per share expected to approximate $332 million and $4.46, respectively. 2021 annual adjusted EBITDA is expected to approximate $930 million, and 2021 annual adjusted diluted earnings per share is expected to approximate $5.55.

For the fourth quarter of 2021, the Company expects revenue of approximately $1.9 billion. Fourth quarter 2021 GAAP net income is expected to approximate $75 million, with GAAP diluted earnings per share expected to approximate $1.01. Fourth quarter 2021 adjusted EBITDA is expected to approximate $218 million, with adjusted diluted earnings per share expected to approximate $1.33.

Senior Management will hold a conference call to discuss these results on Friday, November 5, 2021, at 9:00 a.m. Eastern time. The call-in number for the conference call is (334) 323-0501 or (800) 353-6461 and the replay number is (719) 457-0820, with a pass code of 8886034. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the Investors section of the Company’s website at www.mastec.com.

The following tables set forth the financial results for the periods ended September 30, 2021 and 2020:

Consolidated Statements of Operations

(unaudited - in thousands, except per share information)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$2,404,332	$1,698,279	$6,142,414	$4,684,180
Costs of revenue, excluding depreciation and amortization	2,057,336	1,380,522	5,246,427	3,948,644
Depreciation	95,366	71,397	262,132	182,173
Amortization of intangible assets	23,352	11,200	54,522	28,384
General and administrative expenses	91,638	72,690	249,706	243,163
Interest expense, net	13,091	13,553	39,379	45,365
Equity in earnings of unconsolidated affiliates, net	(8,714)	(7,445)	(23,585)	(22,092)
Loss on extinguishment of debt	—	5,569	—	5,569
Other income, net	(7,772)	(6,612)	(24,457)	(18,481)

Income before income taxes	$140,035	$157,405	$338,290	$271,455
Provision for income taxes	(27,578)	(40,520)	(83,956)	(61,681)

Net income	$112,457	$116,885	$254,334	$209,774

Net income attributable to non-controlling interests	1,370	394	2,147	48

Net income attributable to MasTec, Inc.	$111,087	$116,491	$252,187	$209,726

Earnings per share:
Basic earnings per share	$1.53	$1.61	$3.48	$2.87

Basic weighted average common shares outstanding	72,503	72,138	72,481	72,971

Diluted earnings per share	$1.50	$1.59	$3.41	$2.84

Diluted weighted average common shares outstanding	73,977	73,095	73,921	73,787

Consolidated Balance Sheets

(unaudited - in thousands)

	September 30, 2021	December 31, 2020
Assets
Current assets	$2,588,419	$2,359,015
Property and equipment, net	1,063,358	982,328
Operating lease assets	197,581	176,573
Goodwill, net	1,338,597	1,243,034
Other intangible assets, net	496,963	184,043
Other long-term assets	328,330	282,856

Total assets	$6,013,248	$5,227,849

Liabilities and Equity
Current liabilities	$1,704,308	$1,415,199
Long-term debt, including finance leases	1,347,149	1,157,632
Long-term operating lease liabilities	129,568	116,506
Deferred income taxes	326,107	302,938
Other long-term liabilities	228,634	230,049
Total equity	2,277,482	2,005,525

Total liabilities and equity	$6,013,248	$5,227,849

Consolidated Statements of Cash Flows

(unaudited - in thousands)

	For the Nine Months Ended September 30,
	2021	2020
Net cash provided by operating activities	$499,097	$683,176
Net cash used in investing activities	(716,694)	(177,177)
Net cash provided by (used in) financing activities	34,464	(339,982)
Effect of currency translation on cash	(61)	730

Net (decrease) increase in cash and cash equivalents	(183,194)	166,747

Cash and cash equivalents - beginning of period	$423,118	$71,427

Cash and cash equivalents - end of period	$239,924	$238,174

Note: Liquidity is defined as cash plus availability under our credit facilities.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Segment Information	2021	2020	2021	2020
Revenue by Reportable Segment
Communications	$670.3	$645.4	$1,869.3	$1,943.8
Clean Energy and Infrastructure	518.4	468.9	1,350.3	1,181.4
Oil and Gas	858.4	462.5	2,205.3	1,190.1
Electrical Transmission	365.3	128.5	731.4	380.7
Other	0.0	0.1	0.0	0.2
Eliminations	(8.1)	(7.1)	(13.9)	(12.0)
Corporate	—	—	—	—

Consolidated revenue	$2,404.3	$1,698.3	$6,142.4	$4,684.2

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Adjusted EBITDA by Reportable Segment
EBITDA	$271.8	$253.6	$694.3	$527.4
Non-cash stock-based compensation expense	6.1	5.6	17.7	15.5
Loss on extinguishment of debt	—	5.6	—	5.6

Adjusted EBITDA	$277.9	$264.8	$712.0	$548.5

Reportable Segment:
Communications	$71.6	$79.6	$193.1	$206.8
Clean Energy and Infrastructure	13.8	34.4	40.2	69.5
Oil and Gas	170.6	160.4	476.2	315.0
Electrical Transmission	34.9	9.1	47.8	14.2
Other	7.5	7.6	23.3	22.5
Corporate	(20.5)	(26.3)	(68.6)	(79.5)

Adjusted EBITDA	$277.9	$264.8	$712.0	$548.5

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Adjusted EBITDA Margin by Reportable Segment
EBITDA Margin	11.3%	14.9%	11.3%	11.3%
Non-cash stock-based compensation expense	0.3%	0.3%	0.3%	0.3%
Loss on extinguishment of debt	—%	0.3%	—%	0.1%

Adjusted EBITDA margin	11.6%	15.6%	11.6%	11.7%

Reportable Segment:
Communications	10.7%	12.3%	10.3%	10.6%
Clean Energy and Infrastructure	2.7%	7.3%	3.0%	5.9%
Oil and Gas	19.9%	34.7%	21.6%	26.5%
Electrical Transmission	9.5%	7.1%	6.5%	3.7%
Other	NM	NM	NM	NM
Corporate	—	—	—	—

Adjusted EBITDA margin	11.6%	15.6%	11.6%	11.7%

NM - Percentage is not meaningful

Note: The Communications, Clean Energy and Infrastructure, and Electrical Transmission segments represent the “non-Oil & Gas” segments.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
EBITDA and Adjusted EBITDA Reconciliation
Net income	$112.5	$116.9	$254.3	$209.8
Interest expense, net	13.1	13.6	39.4	45.4
Provision for income taxes	27.6	40.5	84.0	61.7
Depreciation	95.4	71.4	262.1	182.2
Amortization of intangible assets	23.4	11.2	54.5	28.4

EBITDA	$271.8	$253.6	$694.3	$527.4

Non-cash stock-based compensation expense	6.1	5.6	17.7	15.5
Loss on extinguishment of debt	—	5.6	—	5.6

Adjusted EBITDA	$277.9	$264.8	$712.0	$548.5

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
EBITDA and Adjusted EBITDA Margin Reconciliation
Net income	4.7%	6.9%	4.1%	4.5%
Interest expense, net	0.5%	0.8%	0.6%	1.0%
Provision for income taxes	1.1%	2.4%	1.4%	1.3%
Depreciation	4.0%	4.2%	4.3%	3.9%
Amortization of intangible assets	1.0%	0.7%	0.9%	0.6%

EBITDA margin	11.3%	14.9%	11.3%	11.3%

Non-cash stock-based compensation expense	0.3%	0.3%	0.3%	0.3%
Loss on extinguishment of debt	—%	0.3%	—%	0.1%

Adjusted EBITDA margin	11.6%	15.6%	11.6%	11.7%

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Adjusted Net Income Reconciliation
Net income	$112.5	$116.9	$254.3	$209.8
Non-cash stock-based compensation expense	6.1	5.6	17.7	15.5
Amortization of intangible assets	23.4	11.2	54.5	28.4
Loss on extinguishment of debt	—	5.6	—	5.6
Income tax effect of adjustments (a)	(6.3)	(4.8)	(13.3)	(11.0)
Statutory tax rate effects (b)	—	—	1.2	—

Adjusted net income	$135.6	$134.5	$314.4	$248.3

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Adjusted Diluted Earnings per Share Reconciliation
Diluted earnings per share	$1.50	$1.59	$3.41	$2.84
Non-cash stock-based compensation expense	0.08	0.08	0.24	0.21
Amortization of intangible assets	0.32	0.15	0.74	0.38
Loss on extinguishment of debt	—	0.08	—	0.08
Income tax effect of adjustments (a)	(0.08)	(0.07)	(0.18)	(0.15)
Statutory tax rate effects (b)	—	—	0.02	—

Adjusted diluted earnings per share	$1.81	$1.83	$4.22	$3.36

(a)

Represents the tax effect of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effect on pre-tax income.

(b)	For the nine month period ended September 30, 2021, includes the effect of changes in certain state tax rates.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	Guidance for the Three Months Ended December 31, 2021 Est.	For the Three Months Ended December 31, 2020
EBITDA and Adjusted EBITDA Reconciliation
Net income	$75	$112.9
Interest expense, net	14	14.3
Provision for income taxes	19	40.8
Depreciation	82	76.7
Amortization of intangible assets	22	10.5

EBITDA	$212	$255.2

Non-cash stock-based compensation expense	6	6.3

Adjusted EBITDA	$218	$261.5

	Guidance for the Three Months Ended December 31, 2021 Est.	For the Three Months Ended December 31, 2020
EBITDA and Adjusted EBITDA Margin Reconciliation
Net income	4.0%	6.9%
Interest expense, net	0.8%	0.9%
Provision for income taxes	1.0%	2.5%
Depreciation	4.4%	4.7%
Amortization of intangible assets	1.2%	0.6%

EBITDA margin	11.4%	15.6%

Non-cash stock-based compensation expense	0.3%	0.4%

Adjusted EBITDA margin	11.7%	16.0%

	Guidance for the Three Months Ended December 31, 2021 Est.	For the Three Months Ended December 31, 2020
Adjusted Net Income Reconciliation
Net income	$75	$112.9
Non-cash stock-based compensation expense	6	6.3
Amortization of intangible assets	22	10.5
Income tax effect of adjustments (a)	(5)	(4.2)
Statutory tax rate effects (b)	—	2.5

Adjusted net income	$98	$128.1

	Guidance for the Three Months Ended December 31, 2021 Est.	For the Three Months Ended December 31, 2020
Adjusted Diluted Earnings per Share Reconciliation
Diluted earnings per share	$1.01	$1.54
Non-cash stock-based compensation expense	0.08	0.09
Amortization of intangible assets	0.30	0.14
Income tax effect of adjustments (a)	(0.06)	(0.06)
Statutory tax rate effects (b)	—	0.03

Adjusted diluted earnings per share	$1.33	$1.75

(a)

Represents the tax effect of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effect on pre-tax income.

(b)	For the three month period ended December 31, 2020, includes the effect of changes in state tax rates.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	Guidance for the Year Ended December 31, 2021 Est.	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
EBITDA and Adjusted EBITDA Reconciliation
Net income	$332	$322.7	$394.1
Interest expense, net	54	59.6	77.0
Provision for income taxes	100	102.5	116.8
Depreciation	344	258.8	212.5
Amortization of intangible assets	77	38.9	23.0

EBITDA	$906	$782.5	$823.4

Non-cash stock-based compensation expense	24	21.9	16.4
Loss on extinguishment of debt	—	5.6	—
Goodwill and intangible asset impairment	—	—	3.3

Adjusted EBITDA	$930	$810.0	$843.2

	Guidance for the Year Ended December 31, 2021 Est.	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
EBITDA and Adjusted EBITDA Margin Reconciliation
Net income	4.2%	5.1%	5.5%
Interest expense, net	0.7%	0.9%	1.1%
Provision for income taxes	1.2%	1.6%	1.6%
Depreciation	4.3%	4.1%	3.0%
Amortization of intangible assets	1.0%	0.6%	0.3%

EBITDA margin	11.3%	12.4%	11.5%

Non-cash stock-based compensation expense	0.3%	0.3%	0.2%
Loss on extinguishment of debt	—%	0.1%	—%
Goodwill and intangible asset impairment	—%	—%	0.0%

Adjusted EBITDA margin	11.6%	12.8%	11.7%

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures - Unaudited

(unaudited - in millions, except for percentages and per share information)

	Guidance for the Year Ended December 31, 2021 Est.	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Adjusted Net Income Reconciliation
Net income	$332	$322.7	$394.1
Non-cash stock-based compensation expense	24	21.9	16.4
Amortization of intangible assets	77	38.9	23.0
Loss on extinguishment of debt	—	5.6	—
Goodwill and intangible asset impairment	—	—	3.3
Income tax effect of adjustments (a)	(21)	(15.2)	(13.2)
Statutory tax rate effects (b)	1	2.5	(7.8)

Adjusted net income	$413	$376.4	$415.9

	Guidance for the Year Ended December 31, 2021 Est.	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Adjusted Diluted Earnings per Share Reconciliation
Diluted earnings per share	$4.46	$4.38	$5.17
Non-cash stock-based compensation expense	0.32	0.30	0.22
Amortization of intangible assets	1.03	0.53	0.30
Loss on extinguishment of debt	—	0.08	—
Goodwill and intangible asset impairment	—	—	0.04
Income tax effect of adjustments (a)	(0.29)	(0.21)	(0.17)
Statutory tax rate effects (b)	0.02	0.03	(0.10)

Adjusted diluted earnings per share	$5.55	$5.11	$5.46

(a)

Represents the tax effect of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effect on pre-tax income.

(b)

For the years ended December 31, 2021 and 2020, includes the effect of changes in state tax rates and for the year ended December 31, 2019, includes the effects of changes in Canadian provincial statutory tax rates, as well as changes in state tax rates.

The tables may contain slight summation differences due to rounding.

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. The Company’s primary activities include the engineering, building, installation, maintenance and upgrade of communications, energy, utility and other infrastructure, such as: wireless, wireline/fiber, and customer fulfillment activities; power generation, primarily from clean energy and renewable sources; pipeline infrastructure; electrical utility transmission and distribution; heavy civil, and industrial infrastructure. MasTec’s customers are primarily in these industries. The Company’s corporate website is located at www.mastec.com. The Company’s website should be considered as a recognized channel of distribution, and the Company may periodically post important, or supplemental, information regarding contracts, awards or other related news and webcasts on the Events & Presentations page in the Investors section therein.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on currently available operating, financial, economic and other information, and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: risks related to adverse effects of health epidemics and pandemics or other outbreaks of communicable diseases, such as the COVID-19 pandemic, including its effect on supply chain or inflationary issues, as well as, the potential effects of the recently proposed vaccine mandates; market conditions, technological developments, regulatory or policy changes, including permitting processes and tax incentives that affect us or our customers’ industries; the effect of federal, local, state, foreign or tax legislation and other regulations affecting the industries we serve and related projects and expenditures; the effect on demand for our services of changes in the amount of capital expenditures by our customers due to, among other things, economic conditions, including potential adverse effects of public health issues, such as the COVID-19 pandemic on economic activity generally, the availability and cost of financing, and customer consolidation in the industries we serve; activity in the industries we serve and the impact on our customers’ expenditure levels caused by fluctuations in commodity prices, including for oil, natural gas, electricity and other energy sources; our ability to manage projects effectively and in accordance with our estimates, as well as our ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects and estimates of the recoverability of change orders; the timing and extent of fluctuations in operational, geographic and weather factors affecting our customers, projects and the industries in which we operate; the highly competitive nature of our industry and the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice under our contracts, and/or customer disputes related to our performance of services and the resolution of unapproved change orders; risks related to completed or potential acquisitions, including our ability to identify suitable acquisition or strategic investment opportunities, to integrate acquired businesses within expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected, including the risk of potential asset impairment charges and write-downs of goodwill; our dependence on a limited number of customers and our ability to replace non-recurring projects with new projects; the effect of state and federal regulatory initiatives, including costs of compliance with existing and potential future safety and environmental requirements, including with respect to climate change; risks associated with potential environmental issues and other hazards from our operations; disputes with, or failures of, our subcontractors to deliver agreed-upon supplies or services in a timely fashion, and the risk of being required to pay our subcontractors even if our customers do not pay us; risks related to our strategic arrangements, including our equity investments; any exposure resulting from system or information technology interruptions or data security breaches; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the adequacy of our insurance, legal and other reserves; the outcome of our plans for future operations, growth and services, including business development efforts, backlog, acquisitions and dispositions; our ability to maintain a workforce based upon current and anticipated workloads; our ability to attract and retain qualified personnel, key management and skilled employees, including from acquired businesses, and our ability to enforce any noncompetition agreements; fluctuations in fuel, maintenance, materials, labor and other costs; risks associated with volatility of our stock price or any dilution or stock price volatility that shareholders may experience in connection with shares we may issue as consideration for earn-out obligations or as purchase consideration in connection with past or future acquisitions, or as a result of other stock issuances; restrictions imposed by our credit facility, senior notes and any future loans or securities; our ability to obtain performance and surety bonds; risks related to our operations that employ a unionized workforce, including labor availability, productivity and relations, as well as risks associated with multiemployer union pension plans, including underfunding and withdrawal liabilities; risks associated with operating in or expanding into additional international markets, including risks from fluctuations in foreign currencies, foreign labor and general business conditions and risks from failure to comply with laws applicable to our foreign activities and/or governmental policy uncertainty; a small number of our existing shareholders have the ability to influence major corporate decisions; as well as other risks detailed in our filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Furthermore, forward-looking statements speak only as of the date they are made. If any of these risks or uncertainties materialize, or if any of our underlying assumptions are incorrect, our actual results may differ significantly from the results that we express in, or imply by, any of our forward-looking statements. These and other risks are detailed in our filings with the Securities and Exchange Commission. We do not undertake any obligation to publicly update or revise these forward-looking statements after the date of this press release to reflect future events or circumstances, except as required by applicable law. We qualify any and all of our forward-looking statements by these cautionary factors.